                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): April 21, 2003


                              STEEL DYNAMICS, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

            Indiana                            0-21719                          35-1929476
(State or other jurisdiction of       (Commission File Number)       (IRS Employer Identification
 incorporation or organization)                                                    No.)



         6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804
         ----------------------------------------------------------------

              (Address of principal executive officers) (Zip Code)

               Registrant's telephone number, including area code:
                                  260-459-3553

          (Former name or former address, if changed since last report)
                                 Not Applicable

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following information, including the referenced exhibit, is being furnished to the Commission. Pursuant to General Instruction B.6 to Form 8-K, this information is not to be deemed "filed" for purposes of Section 18 of the Exchange Act nor is it to be deemed included in any filing that incorporates reports on Form 8-K by reference into any such filing.

On April 21, 2003, Steel Dynamics, Inc. issued a press release regarding first quarter 2003 earnings results entitled "Steel Dynamics Posts Strong First Quarter Results." A copy of the press release is being furnished to the Securities and Exchange Commission by attachment as Exhibit 99.1 to this Report.

The April 21, 2003 earnings release was issued in advance of the company's regular earnings teleconference, which was held on April 22, 2003. During the webcast teleconference, Keith E. Busse, SDI's president and CEO, estimated second quarter flat roll shipments of approximately 525,000 tons and structural shipments of approximately 100,000 tons. He also estimated second quarter earnings at the lower-end of a $.10 to $.15 per diluted share range. During the conversation Mr. Busse estimated that the scrap costs would be down $5 to $15 per ton during the quarter but did not point out that these cost decreases would largely not impact the company until the latter stages of the quarter. SDI will be melting peak purchase price scrap units in April and May and will be melting the less costly scrap units in June. On the basis of total scrap tons charged, the scrap costs for the second quarter are estimated to be $128 per net ton charged, an increase of $7 per ton on a linked first quarter to second quarter comparison basis.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

                                                     STEEL DYNAMICS, INC.

                                                     /s/ Tracy L. Shellabarger
                                                     --------------------------

Date: April 21, 2003                                 By:  Tracy L. Shellabarger
                                                          Title:  Secretary

                                INDEX TO EXHIBITS

Exhibit    Description

99.1       Press release dated April 21, 2003



                                       3